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                     SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549



                                  Form 8-K



                               CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): September 7, 2004



                           AMERITYRE CORPORATION
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        (Exact name of registrant as specified in its charter)


          NEVADA                    33-94318-C             87-0535207
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(State or other jurisdiction (Commission File Number) (IRS Employer ID No.)
 of incorporation)



                1501 Industrial Road, Boulder City, Nevada  89005
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                     (Address of principal executive office)


Registrant's telephone number, including area code: (702) 294-2689
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                          Item 8.01. Other Events

Effective September 7, Amerityre Corporation (the "Company") has agreed to extend until September 24, 2004, the Closing Date, for the Manufacturing and Distribution License Agreement and related agreements (collectively, the "Agreement") between the Company and Liberty Circle S.A., a Panamanian corporation ("Liberty Circle"). Under the terms of the Agreement, Liberty Circle was to have made an initial payment of $3,125,000 of the approximately $6.5 million transaction by September 3, 2004.

Liberty Circle requested the additional time for making the initial payment because of delays it has experienced related to the closing of its acquisition of the real property in Panama where Liberty Circle intends to construct its manufacturing facility.

The Agreement provides an exclusive license for Liberty Circle to manufacture and market certain of Amerityre's polyurethane foam Flatfree tire products
(the "Products")in Latin America.   The Agreement also includes provisions for
the Company to produce and install the necessary manufacturing equipment for the Products, and to supply the proprietary chemical systems needed for Liberty Circle to produce the Products. The exclusivity of the license is dependent on Liberty Circle meeting annual minimum purchase requirements for the purchase of chemical systems from the Company once the installation of the manufacturing equipment is completed and production commences. The parties anticipate that it will take approximately 9 to 12 months to fulfill the terms of the Agreement.

In addition to the above, the Company will design and develop moped, motor scooters and motorcycle tires to be produced by Liberty Circle for the Latin American marketplace. In connection with the Agreement, the Company will also provide Liberty Circle with equipment setup, training and manufacturing support.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

                                       AMERITYRE CORPORATION



Date: September 7, 2004               /S/ Richard A. Steinke, C.E.O.